NVIDIA Confidential
NVIDIA Stock Option Repurchase Program
Repurchase underwater options for cash
Vested & unvested options >$17.50 are eligible
$3.00 cash for exercise prices between $17.50 and $27.99
$2.00 cash for exercise prices $28 and above
Participation is optional
OFFER EXPIRES 12:00 MIDNIGHT (PST), MARCH 11, 2009
More information available on NVINFO
Email questions to: tenderoffer@nvidia.com
Exhibit 99.(a)(1)(L)